Exhibit 10.103

PROMISSORY NOTE

$600,000.00	Dublin, Ohio

February 27, 2009

National Investment Managers Inc., a Florida corporation (the "Maker"), for value received, hereby promises to pay to Michael E. Callahan (the "Holder"), or order, the principal sum of Six Hundred Thousand ($600,000) (the “Principal”) Dollars in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable in six equal principal monthly installments of One Hundred Thousand Dollars ($100,000) each, plus accrued interest, beginning on (i) July 1, 2009 and ending (ii) December 1, 2009.  Maker further promises to pay interest, calculated from March 1, 2009, on the unpaid principal balance hereof at the rate of eight (8%) per annum.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.  In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Ohio.

This Note is executed as replacement note, superseding and terminating, the prior note between the parties dated February 28, 2007.  Interest accrued on the February 28, 2007 note shall be paid to the Holder within fifteen (15) business days after the effective date of this Promissory Note.  Maker acknowledges that the terms of Section 2.3 of the Stock Purchase Agreement, dated February 28, 2007, among the Maker, the Holder, Pentec, Inc. and Pentec Capital Management, Inc., shall not apply to this Note.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a. Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b. Admission in writing of the Maker's inability to pay its debts as they mature;

c. General assignment by the Maker for the benefit of creditors;

d. Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e. Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days; or

f.    Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within thirty (30) days of the Holder notifying the Maker in writing of such default;

Exhibit 10.103

g.   The employment of John M. Davis, President and Chief Operating Officer of Maker  ceases for any reason other than natural acts; or

h.  The Maker experiences a Change in Control (as defined below).  A “Change in Control” means any of the following: (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the then outstanding voting equity interest of the Maker (other than a “Person” or “group” that beneficially owns 50% or more of such outstanding voting equity interests on the date hereof); (ii) the Maker sells, leases, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the Maker mergers or consolidates with or into any other “Person”, or any other “Person” mergers or consolidates with or into the Maker, in each case unless the holders of a majority of the outstanding voting equity interests of the Maker immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting equity interests of the resulting or surviving entity.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both Maker and Holder.

Payment of this Note is subject to the terms and conditions of a Subordination Agreement dated as of November 30, 2007 between the payee and RBS Citizens, National Association.  A copy of said Subordination Agreement may be obtained, upon written request of any holder of this note, from RBS Citizens, National Association.

Further, this Note is subordinate to all Senior Indebtedness.  Notwithstanding anything to the contrary in this Note, the Holder agree that the indebtedness represented by this Note and the payment of principal and interest, including any interest accruing during the existence of an Event of Default, and other amounts owed by Maker are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations related to such Senior Indebtedness.  As used herein, “Senior Indebtedness” means the principal of (and premium, if any) and interest on (i) all indebtedness of Maker evidenced by that certain (A) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between Maker and RBS Citizens, National Association, and (B) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among Maker, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) and Woodside Agency Services, LLC, as collateral agent; and (ii) any deferrals, renewals, increases, extensions or refinancing of any such Senior Indebtedness referred to in clause (i) above.  As used herein, “indebtedness of Maker for money borrowed” means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. The Holder agree to furnish any holder of Senior Indebtedness upon request a subordination agreement that contains reasonably customary subordination provisions, consistent with the provisions of this Note, which subordination agreement may, without limitation (x) set forth the priority rights of the Holder and the holder of the Senior Indebtedness, and (y) prohibit payments to the Holder that would cause a default under the Senior Indebtedness.  In the event of and during the continuation of any default or event of default under any Senior Indebtedness beyond any applicable grace period with respect thereto, no payment shall be made by or on behalf of Maker, or demand made by or on behalf of the Holder, on this Note until the date, if any, on which such default or event of default is waived by the Holder of such Senior Indebtedness or otherwise cured or has ceased to exist or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash.  Nothing contained in this Paragraph or elsewhere in this Note shall prevent Maker, at any time except under the circumstances described in this Paragraph, from making regularly scheduled payments at any time of principal of or interest on this Note.

Exhibit 10.103

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Note shall be construed and interpreted without regard to any presumption against the party causing this Note to be drafted.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby.  Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Connecticut with respect to any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

This Note shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

In the event the Maker is found by a court of competent jurisdiction to have materially breached this Note, the Holder shall be entitled to be reimbursed by the Maker for all costs of collection including all court costs and reasonable attorney’s fees paid or incurred by the Holder in enforcing this Note.

 Should the Maker at any time during the life of this Note offer a higher interest rate to an individual on a promissory note relating to the acquisition of his or her business than the stated eight percent (8%) herein, the Maker will immediately extend such higher interest rate to the Holder and apply such higher interest rate to this Note as of March 1, 2009.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

NATIONAL INVESTMENT MANAGERS INC.		Michael E. Callahan

By:	/s/ John M. Davis	By:	/s/ Michael E. Callahan
Name: John M. Davis
Title: President & Chief Operating Officer